NTN Buzztime, Inc. Reports Third Quarter 2016 Results

– Receives $2.7 Million in Net Proceeds Subsequent to Quarter End –

– Improves Net Loss to $573,000, Compared to Net Loss of $1.3 Million in the Third Quarter 2015 –

CARLSBAD, Calif., November 8, 2016 — NTN Buzztime, Inc. (NYSE MKT: NTN), reported financial results for the third quarter ended November 30, 2016.

“During the third quarter, our business fundamentals gained momentum,” said Ram Krishnan, NTN Buzztime CEO. “Our overall average revenue per unit (ARPU) continued to climb; our advertising revenue grew; our gross margins continued to be healthy; and our Gen III tablets continued to deploy well into the field. As a result, Buzztime delivered another quarter of bottom line improvement. Further, in November, management along with new and existing investors demonstrated confidence in our plan by infusing $2.7 million in capital into the company for general operations and growth investments. We are very excited about our prospects.”

Financial Results for the Third-Quarter Ended September 30, 2016

Total revenues were $5.4 million for the third quarter of 2016, stable compared to $5.4 million for the second quarter of 2016 and down compared to $6.1 million for the third quarter of 2015 primarily reflecting expected lower sales-type lease arrangements that offset increases in subscription revenues. Direct costs were $1.7 million, down from $3.2 million for the same period in 2015 due to the lower sales-type lease revenue levels as well as reduced production costs and lower scrap and repair costs. As a result, gross margin increased to 68%, up from 47% in the prior year quarter. Selling, general and administrative expenses were $4.0 million for the third quarter of 2016 compared to $4.1 million for the third quarter of 2015. Net loss was $573,000, or $0.31 per share, which improved from $1.3 million, or $0.73 per share, for the third quarter of 2015. EBITDA was $288,000, which improved from an EBITDA loss of $526,000 in the same period last year.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization and is not intended to represent a measure of performance in accordance with accounting principles generally accepted in the United States (GAAP). Although EBITDA is positive for the third quarter of 2016, EBITDA may not be positive in future quarters. A detailed description and reconciliation of EBITDA and management’s reasons for using this measure is set forth at the end of this press release.

Metric Review for the Quarter Ended September 30, 2016

The site count was 2,848 venues and, as expected, decreased compared to 2,859 as of June 30, 2016. Management anticipates the net count will continue to fluctuate. As of September 30, 2016, BEOND platform installations increased to 1,968 locations, or 69% of the installed base, compared to 1,922, or 67% of the installed base, as of June 30, 2016.

Liquidity

Cash and cash equivalents were $3.0 million at September 30, 2016, compared to $3.2 million as of December 31, 2015. On November 4th, the company raised $2.7 million in net proceeds in a registered direct offering to including new and existing shareholders as well as management. The company sold 412,071 shares of its common stock to the investors at a per share purchase price of $6.64, which was the closing price of the common stock on October 31, 2016.

Conference Call

Management will review the results on a conference call with a live question and answer session today, November 8, 2016, at 4:30 p.m. ET. To access the call, please use passcode 9183970 and dial:

●	(877) 307-1373 for the live call and (855) 859-2056 for the replay, if calling from the United States or Canada; or

●	(678) 224-7873 for the live call and (404) 537-3406 for the replay, if calling internationally.

The call will also be accompanied live by webcast over the Internet and accessible at the company’s website at http://www.buzztime.com. The replay of the call will be available until November 15, 2016.

Forward-looking Statements

This release contains forward-looking statements which reflect management’s current views of future events and operations. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of unsuccessful execution or launch of products, platforms or brands, risks associated with customer retention and growth plans, the impact of alternative entertainment options and technologies and competitive products, brands, technologies and pricing, adverse economic conditions, the regulatory environment and changes in the law, failure of customer and/or player acceptance or demand for new or existing products, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Buzztime:

Buzztime (NYSE MKT: NTN) delivers interactive entertainment and innovative dining technology to bars and restaurants in North America. Venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, nationwide competitions, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. Founded in 1984, Buzztime has accumulated over 9 million player registrations and over 115 million games were played in 2015 alone. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA Investor Relations

buzztime@lhai.com

415-433-3777

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED Consolidated Balance Sheets

(Unaudited)

(In thousands, except par value amount)

	September 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$3,016	$3,223
Accounts receivable, net	898	919
Site equipment to be installed	2,912	3,990
Prepaid expenses and other current assets	935	978
Total current assets	7,761	9,110

Fixed assets, net	3,467	3,915
Software development costs, net	1,021	943
Deferred costs	1,048	1,328
Goodwill	959	909
Intangible assets, net	42	79
Other assets	100	124

Total assets	$14,398	$16,408

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$430	$211
Accrued compensation	788	1,024
Accrued expenses	529	670
Sales taxes payable	155	192
Income taxes payable	11	22
Current portion of long-term debt	2,917	1,072
Current portion of obligations under capital leases	136	78
Current portion of deferred revenue	1,379	1,214
Other current liabilities	215	639
Total current liabilities	6,560	5,122

Long-term debt	5,068	6,366
Obligations under capital leases	295	138
Deferred revenue	262	393
Deferred rent	415	541
Other liabilities	4	—
Total liabilities	12,604	12,560

Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $0.005 par value, $156 liquidation preference, 5,000 shares authorized; 156 shares issued and outstanding at September 30, 2016 and December 31, 2015	1	1
Common stock, $0.005 par value, 168,000 shares authorized at September 30, 2016 and December 31, 2015; 1,849 shares issued and outstanding at September 30, 2016 and December 31, 2015	9	9
Treasury stock, at cost, 10 shares at September 30, 2016 and December 31, 2015	(456)	(456)
Additional paid-in capital	129,537	129,209
Accumulated deficit	(127,559)	(125,087)
Accumulated other comprehensive income	262	172
Total shareholders’ equity	1,794	3,848

Total liabilities and shareholders’ equity	$14,398	$16,408

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenues
Subscription revenue	$4,378	$4,268	$13,107	$12,670
Sales-type lease revenue	142	984	839	3,075
Other revenue	923	827	2,386	2,253
Total revenues	5,443	6,079	16,332	17,998

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,747	3,196	5,623	9,224
Selling, general and administrative	4,007	4,076	12,360	14,106
Impairment of capitalized software	—	—	—	295
Depreciation and amortization (excluding depreciation and amortization included in direct costs	103	121	327	365
Total operating expenses	5,857	7,393	18,310	23,990
Operating loss	(414)	(1,314)	(1,978)	(5,992)
Other expense, net	(152)	(49)	(455)	(231)
Loss before income taxes	(566)	(1,363)	(2,433)	(6,223)
(Provision) benefit for income taxes	(7)	15	(31)	(13)
Net loss	$(573)	$(1,348)	$(2,464)	$(6,236)

Net loss per common share – basic and diluted	$(0.31)	$(0.73)	$(1.34)	$(3.39)

Weighted average shares outstanding – basic and diluted	1,839	1,838	1,839	1,838

Comprehensive loss:
Net loss	$(573)	$(1,348)	$(2,464)	$(6,236)
Foreign currency translations adjustment	(25)	(140)	90	(251)
Total comprehensive loss	$(598)	$(1,488)	$(2,374)	$(6,487)

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine months ended September 30,
	2016	2015
Cash flows provided by (used in) operating activities:
Net loss	$(2,464)	$(6,236)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,191	2,172
Provision for doubtful accounts	67	(2)
Excess and obsolete site equipment to be installed expense	38	680
Stock-based compensation	331	341
Amortization of debt issuance costs	27	11
Issuance of common stock to consultant in lieu of cash payment	—	1
Impairment of capitalized software	—	295
Loss from disposition of equipment	16	28
Changes in assets and liabilities:
Accounts receivable	(46)	1,610
Site equipment to be installed	26	(403)
Prepaid expenses and other liabilities	224	(263)
Accounts payable and accrued expenses	(194)	(51)
Income taxes payable	(12)	(57)
Deferred costs	281	(252)
Deferred revenue	36	183
Deferred rent	(125)	(112)
Other liabilities	(424)	(168)
Net cash provided by (used in) operating activities	(28)	(2,223)

Cash flows used in investing activities:
Capital expenditures	(306)	(781)
Software development expenditures	(378)	(520)
Proceeds from the sale of equipment	—	9
Net cash used in investing activities	(684)	(1,292)

Cash flows provided by financing activities:
Proceeds from long-term debt	2,114	5,638
Payment on long-term debt	(1,568)	(4,396)
Debit issuance costs of long-term deb	(8)	(81)
Principal payments on capital lease	(63)	(39)
Payment to cashed-out stockholders in connection with reverse/forward stock split	(3)	—
Payment of preferred stockholder dividends	(8)	—
Proceeds from exercise of stock options	—	1
Net cash provided by investing activities	464	1,123

Net increase (decrease) in cash and cash equivalents	(248)	(2,392)
Effect of exchange rate on cash	41	(115)
Cash and cash equivalents at beginning of period	3,223	7,185
Cash and cash equivalents at end of period	3,016	4,678

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Non-GAAP Information

A schedule reconciling the Company’s consolidated net loss calculated in accordance with GAAP to EBITDA is included in the supplemental table below. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent a measure of performance in accordance with GAAP, nor should EBITDA be considered as an alternative to statements of cash flows as a measure of liquidity. EBITDA is included herein because the Company believes it is a measure of operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies like Buzztime that carry significant levels of non-cash depreciation and amortization charges in comparison to their net income or loss calculation in accordance with GAAP.

The following table reconciles our net loss per GAAP (in thousands) to EBITDA:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net loss per GAAP	$(573)	$(1,348)	$(2,464)	$(6,236)
Interest expense, net	150	86	430	370
Income tax provision	7	(15)	31	13
Depreciation and amortization	704	751	2,191	2,172
Total EBITDA	$288	$(526)	$188	$(3,681)

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